Exhibit 10.3

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of February 15, 2021, is made by and among Peridot Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), the holders of Peridot Class B Shares set forth on Schedule I hereto other than the Sponsor (the “Other Class B Holders”, and together with the Sponsor, collectively, the “Class B Holders”), Peridot Acquisition Corp., a Cayman Islands exempted company (“Peridot”), Li-Cycle Corp., a corporation existing under the laws of the Province of Ontario, Canada (the “Company”), and Li-Cycle Holdings Corp., a corporation existing under the laws of the Province of Ontario, Canada (“Newco”). The Sponsor, the Other Class B Holders, Peridot, the Company and Newco shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Peridot, the Company and Newco entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates, among other things, that (a) the Class B Holders will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of Peridot or any other anti-dilution or similar protection with respect to all of the Peridot Class B Shares that would otherwise result from or be triggered by the transactions contemplated by the Business Combination Agreement (including without limitation the PIPE Financing) and (b) the Sponsor will agree to forfeit a number of Peridot Class B Shares, if requested by the Company in the event that the Minimum Cash Condition is not met, in each case, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Waiver of Anti-Dilution Protection. Each Class B Holder hereby (a) irrevocably waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its, successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Memorandum and Articles of Association of Peridot, and (b) agrees not to assert, perfect or seek to enforce, any rights to adjustment or other anti-dilution protections that would otherwise result from or be triggered by the transactions contemplated by the Business Combination Agreement (including without limitation the PIPE Financing) with respect to the rate at which any Peridot Class B Shares held by him, her or it are to convert into Peridot Class A Shares (or subsequently into Amalco Shares) in connection with the transactions contemplated by the Business Combination Agreement.

2. Forfeiture. The Sponsor acknowledges and agrees, in the event that the Aggregate Transaction Proceeds are less than $300,000,000 (the “Minimum Cash Consideration”, and the amount (if any) by which the Minimum Cash Consideration exceeds the Aggregate Transaction Proceeds, the “Cash Consideration Deficit”), upon the written waiver of the Minimum Cash Condition by the Company, the Sponsor, with no further action required, after the Peridot Continuance and immediately prior to the Class B Conversion, shall automatically and irrevocably surrender and forfeit, to Peridot for no consideration, such number of Peridot Class B Shares as requested in writing by the Company not to exceed the lesser of (a) all Peridot Class B Shares held by Sponsor and (b) a number of Peridot Class B Shares equal to the Cash Consideration Deficit divided by $10.00 (such forfeited shares, the “Forfeited Shares”), and Peridot shall immediately cancel such Forfeited Shares. Each of the Parties shall take all reasonably necessary actions required to reflect the surrender, forfeiture and cancellation of the Forfeited Shares as of immediately prior to the Class B Conversion in the books and records of Peridot’s transfer agent. For U.S. federal and applicable state and local income tax purposes, the Parties agree that any forfeiture of Forfeited Shares pursuant to this Section 2 shall be treated as a nontaxable contribution to the capital of Peridot by the Sponsor, and no Party shall take any position inconsistent with such treatment unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. For purposes of this Section 2, references to the Peridot Class B Shares shall also mean (x) the Peridot New Class B Shares after giving effect to the Peridot Continuance, (y) the Peridot Common Shares after giving effect to the Class B Conversion and (z) the Amalco Shares after giving effect to the Peridot Amalgamation, in each case, in accordance with the Business Combination Agreement.

3. Agreement to Vote. Each Class B Holder hereby covenants, undertakes and agrees from time to time, until the termination of this Agreement in accordance with its terms:

(i)

to cause to be counted as present for purposes of establishing quorum all the Peridot Class B Shares at any meeting of any of the securityholders of the Company at which such Class B Holder is entitled to vote, including the Peridot Shareholders Meeting, or in any action by written consent of the shareholders of Peridot, in favour of the approval, consent, ratification and adoption of the transactions contemplated by the Business Combination Agreement;

(ii)

to vote or cause to be voted (in person, by proxy, by action by written consent, as applicable) all the Peridot Class B Shares in favour of the transactions contemplated by the Business Combination Agreement;

(iii)

to vote (in person, by proxy or by action by written consent, as applicable) all the Peridot Class B Shares in opposition to (A) any Peridot Acquisition Proposal; and (B) any other matter, action or proposal which would reasonably be expected to result in a breach of any representation, warranty, covenant or other obligation of Peridot under the Business Combination Agreement if such matter, action or proposal requires shareholder approval and is communicated as being such a breach in a notice in writing delivered by the Company to the Class B Holder; provided that, in the case of either clause (A) or clause (B) of this Section, the Business Combination Agreement shall not have been amended or modified without such Class B Holder’s written consent to decrease, or change the form of, the consideration payable under the Business Combination and the Plan of Arrangement to Class B Holders;

(iv)

if requested by the Company, to deliver (or cause to be delivered) to the Company duly executed proxies directing those individuals as may be designated by the Company to vote in favour of the transactions contemplated by the Business Combination Agreement;

(v)

such Class B Holder hereby revokes any and all previous proxies granted or voting instruction forms or other voting documents delivered that conflict, or are inconsistent, with the matters set forth in this Agreement; and

(vi)

except as expressly contemplated by this Agreement, not to deposit any Peridot Class B Shares in a voting trust or subject any Peridot Class B Shares or, if applicable, options to any arrangement or agreement with respect to the voting of such Peridot Class B Shares.

4. Representations and Warranties. Each Class B Holder hereby represents and warrants as of the date hereof as follows:

a. Such Class B Holder is the record and beneficial holder of the number of Peridot Class B Shares set forth opposite its name on Schedule I, free and clear of any Liens.

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b. Such Class B Holder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform all of its, his or her obligations hereunder. The execution and delivery of this Agreement by such Class B Holder have been, and the consummation of the transactions contemplated hereby has been, duly authorized by all requisite action by such Class B Holder. This Agreement has been duly and validly executed and delivered by such Class B Holder and, assuming this Agreement has been duly authorized, executed and delivered by Peridot and the Company, this Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of such Class B Holder enforceable against it, him or her in accordance with its terms.

5. Other Covenants. Each Class B Holder hereby agrees to be bound by and subject to (a) Sections 5.3(a) (Confidentiality), 5.4(a) (Public Announcements) and 5.6(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Class B Holder were directly a party thereto and (b) the Confidentiality Agreement to the same extent as such provisions apply to Peridot, as if such Class B Holder were directly a party thereto.

6. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon any termination of the Business Combination Agreement in accordance with its terms prior to the Closing Date. Upon any termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement; provided, however, such termination shall not relieve any party from liability for willful breach of this Agreement or fraud (involving scienter) occurring prior to its termination.

7. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in such Class B Holder’s capacity as a record holder and beneficial owner of the Peridot Class B Shares, and not, in the case of each Other Class B Holder in such Other Class B Holder’s capacity as a director, officer or employee of Peridot or any of its Affiliates, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Holder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of Peridot or any of its Affiliates or as an officer, employee or fiduciary of Peridot or any of its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such party.

8. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

9. Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment), 8.3 (Amendment), 8.5 (Governing Law), 8.7 (Constructions; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.13 (No Recourse), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PERIDOT ACQUISITION SPONSOR, LLC

By:	/s/ Jeffrey Gilbert
Name:Jeffrey Gilbert
Title: General Counsel and Corporate Secretary

PERIDOT ACQUISITION CORP.

By:	/s/ Alan Levande
Name: Alan Levande
Title: Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

LI-CYCLE CORP.

By:	/s/ Ajay Kochhar
Name: Ajay Kochhar
Title: CEO

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar
Name: Ajay Kochhar
Title: CEO

[Signature Page to Sponsor Letter Agreement]

CLASS B HOLDERS:

/s/ Scott Prochazka
Scott Prochazka

/s/ Jonathan Silver
Jonathan Silver

/s/ June Yearwood
June Yearwood

[Signature Page to Sponsor Letter Agreement]

SCHEDULE I

Class B Holders

Name:	Number of Peridot Class B Shares:
1. Sponsor	7,410,000 Peridot Class B Shares
2. Scott Prochazka	30,000 Peridot Class B Shares
3. Jonathan Silver	30,000 Peridot Class B Shares
4. June Yearwood	30,000 Peridot Class B Shares